Exhibit 10.20

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made by and between David Oppenheimer (“Employee”) and ServiceSource International, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized Terms used but not defined herein shall have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, Employee signed that certain Employment and Confidential Information Agreement with the Company on July 7, 2010 (the “Employment Agreement”);

WHEREAS, the Company and Employee have arrived at a mutual agreement that Employee’s employment with the Company will terminate effective as of the date on which the Company’s Annual Report on Form 10-K is completed and executed by Employee, or such other later date as may be mutually agreed by Employee and Company (the “Employment Separation Date”); and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Separation. Employee’s last day of employment with the Company and Employee’s employment termination date shall be the Employment Separation Date. As of the Employment Separation Date, Employee shall resign from any and all offices Employee has with the Company. Employee shall execute such additional documents as requested by the Company to evidence the foregoing. The Parties agree that nothing herein or in the Employment Agreement shall preclude Employee from (a) accepting employment with an employer other than the Company or (b) performing consulting services for another employer prior to the Employment Separation Date, provided, in each case, that such activity does not constitute a Competitive Activity for purposes of the Employment Agreement or materially interfere with Employee’s obligation to diligently perform his duties as set forth in Section 2 of the Employment Agreement through the Employment Separation Date as his primary employment obligation.

2. Severance Payments. Subject to the Employee’s execution of a general release of claims against the Company in the form attached hereto as Schedule A on his Employment Separation Date (the “Release”), and such Release becoming effective and irrevocable no later than the date that is sixty (60) days after the Employment Separation Date (the “Release Deadline”), Employee shall be entitled to receive from the Company a lump sum payment in cash equal to (1) six months of his then-current base salary, (2) 50% of Employee’s target annual bonus, and (3) an amount equal, on an after tax basis, to the aggregate COBRA premiums that Employee would pay for the twelve months following the Employment Separation Date if Employee timely elected COBRA (together the “Severance Payment”). The Severance Payment shall be payable on the Release Deadline. If the Release does not become effective and irrevocable on or prior to the Release Deadline, Employee shall not be entitled to receive the Severance Payment.

3. Accrued Amounts. Following the Employment Separation Date, the Company will pay Employee all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings. “Accrued Amounts” means (a) any accrued but unpaid base salary and vacation through the Employment Separation Date paid in accordance with Company’s normal payroll practices, (b) any unreimbursed business expenses incurred prior to the Employment Separation Date paid in accordance with Company policies, and (c) to the extent not paid on or prior to the Employment Separation Date, any earned but unpaid annual bonus in respect of the Company’s fiscal year 2012, to the extent that applicable performance targets are achieved, payable when annual bonuses in respect of the Company’s fiscal year 2012 are paid to the Company’s executive officers generally, in each case subject to applicable tax withholding.

4. Stock Options. The Parties agree that any options to purchase common stock of the Company granted to Employee pursuant to the terms of the Company’s 2008 Share Option Plan (the “2008 Plan”) and 2011 Equity Incentive Plan (together with the 2008 Plan, the “Stock Plans”), that are outstanding as of the Employment Separation Date (“Options”) shall, to the extent vested on or prior to the Employment Separation Date, remain outstanding and exercisable until the earlier of (a) the date that is nine (9) months after the Employment Separation Date and (b) the end of the original maximum term of such Options under the Stock Plans and the option agreements pursuant to which they were granted (the “Option Agreements”). For the avoidance of doubt, any Options that are outstanding and unvested as of the Employment Separation Date shall terminate and be forfeited as of the Employment Separation Date. The Options shall otherwise continue to be subject to all other terms of the Stock Plans and the Option Agreements.

5. Benefits. Except as set forth in Section 4 above, Employee’s participation in all other benefits and incidents of employment, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Employment Separation Date.

6. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement and any benefits or compensation that may accrue by virtue of Employee’s employment with the Company between the date of this Agreement and the Employment Separation Date, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the date hereof.

7. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s Proprietary and Confidential Information (as defined in the Employment Agreement) and nonsolicitation of Company clients and employees. Employee agrees that, upon the Employment Separation Date, Employee shall return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, including all property in electronic form and all copies of Proprietary and Confidential Information.

8. No Admission of Liability. Company and Employee understand and acknowledge that this Agreement and the Release constitute a compromise and settlement of any and all actual or potential disputed claims by either party. No action taken by either party, either previously or in connection with this Agreement or the Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the party of any fault or liability whatsoever to the other party, or to any third party.

9. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

10. Disputes. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

13. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employment Agreement and the Option Agreements.

15. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

16. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

17. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

David Oppenheimer, an individual

Dated: December 5, 2012	/s/ DAVID S. OPPENHEIMER
David Oppenheimer

ServiceSource International, Inc.

Dated: December 5, 2012	By	/s/ MICHAEL A. SMERKLO

SCHEDULE A

FORM OF RELEASE

In exchange for the consideration provided to me by the Separation Agreement entered into with ServiceSource International, Inc. (the “Company”) on December 5, 2012 (the “Separation Agreement”) that I am not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to me as set forth in the Separation Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this release agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; California Fair Employment and Housing Act (as amended ), any state labor code; the Equal Pay Act, of 1963, as amended.

SECTION 1542 WAIVER. I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this release agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this release agreement; (c) I have been given twenty-one (21) days to consider this release agreement; (d) I have seven (7) days following the execution of this release agreement by the parties to revoke the release agreement; and (e) this release agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I have executed this release agreement, provided that the Company has also executed this release agreement by that date (the “Effective Date”). I acknowledge and agree that revocation by me of the ADEA waiver and release is not effective to revoke my waiver or release of any other claims pursuant to this release agreement.

By:	Date: